Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On October 21, 2021, OneWater Marine Inc., a Delaware corporation and subsidiaries (the “Company” or “OneWater”) entered into an Equity Purchase Agreement with THMS Holdings, LLC, a Delaware limited liability company and subsidiaries (“THMS”), pursuant to which the Company agreed to acquire all the outstanding equity interests of THMS. On November 30, 2021, the Company completed the acquisition of THMS for approximately $178.6 million in cash consideration and 133,531 shares of Class A common stock, par value $0.01 per share, of the Company, with a value of approximately $6.8 million. The aggregate consideration is subject to customary post-closing adjustments.

To finance the transaction, OneWater entered into the Second Amendment to its Term Loan Credit Agreement to, among other things, provide for an incremental term loan with an aggregate principal amount equal to $200 million, which will be added to, and constitute a part of, the existing $110.0 million term loan. The incremental term loan will increase the existing term loan and will be on the same terms applicable to the existing term loan under the Credit Agreement and the other loan documents.

The following unaudited pro forma combined statements as of and for the twelve months ended September 30, 2021 represents OneWater’s fiscal year ended and THMS 12-months ended September 30, 2021. The unaudited pro forma combined financial information presents our results after giving effect to (i) the acquisition of THMS, (ii) the use of the estimated net proceeds to us from the Second Amendment to the Term Loan Facility, (iii) the adoption of ASC 842 recognizing right-of-use assets and lease liabilities for THMS and (iv) a provision for corporate income taxes on the income of THMS attributable to OneWater Inc. at a statutory rate of 24.0% for the period ended September 30, 2021, inclusive of all U.S. federal, state and local income taxes (collectively, the “pro forma adjustments”). Pro forma adjustments to the unaudited pro forma combined balance sheet give effect to the pro forma adjustments as if they had occurred on September 30, 2021. Pro forma adjustments to the unaudited pro forma combined statements of operations give effect to the pro forma adjustments as if they had occurred on October 1, 2020.

We have derived the unaudited pro forma combined financial information for the year ended September 30, 2021 from the audited historical financial statements of OneWater and the trailing twelve month ended September 30, 2021 unaudited historical financial statements of THMS which has a December 31 fiscal year end. The unaudited pro forma financial information should be read in conjunction with the historical financial statements which can be found in OneWater’s Form 10-K for the fiscal year ended September 30, 2021, as filed with the Securities and Exchange Commission (“SEC”) on December 17, 2021.

The pro forma adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions described herein and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial statements. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma combined financial statements.

The unaudited pro forma combined financial information and related notes are presented for illustrative purposes only. The pro forma adjustments are based upon available information and methodologies that are factually supportable and directly related to the described transactions. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are related and/or directly attributable to the transactions, are factually supportable and, in the case of the statements of operations, are expected to have a continuing impact on our operating results. The unaudited pro forma combined financial information includes various estimates which are subject to material change and may not be indicative of what our operations or financial position would have been had the described transactions, taken place on the dates indicated, or that may be expected to occur in the future. In addition, future results may vary significantly from the results reflected in the unaudited pro forma combined financial statements and should not be relied on as an indication of our results after the consummation of this transactions. The pro forma financial information is qualified in its entirety by reference to, and should be read in conjunction with, “Basis of Presentation,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes which can be found in OneWater’s Form 10-K for the fiscal year ended September 30, 2021, as filed with the SEC.

ONEWATER MARINE INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2021

Assets	OneWater Marine Inc. Historical	T-H Marine Supplies LLC Historical	Pro Forma Adjustments		OneWater Marine Inc. Pro Forma as Adjusted
Current Assets:
Cash	$62,606	$87	$16,766	(1)	$79,459
Restricted cash	11,343	-	-		11,343
Accounts receivable, net	28,529	10,161	(1,206)	(1)	37,484
Inventories	143,880	17,603	2,253	(1)	163,736
Prepaid expenses and other current assets	34,580	2,282	(735)	(1)	36,127
Total current assets	280,938	30,133	17,078		328,149
Property and equipment, net	67,114	3,981	(85)	(1)	71,010
Operating lease right-of-use assets	89,141	-	6,100	(4)	95,241
Other Assets:
Deposits	526	20	(20)		526
Deferred tax asset	29,110	-	-		29,110
Identifiable intangible assets	85,294	38,561	(38,561)	(1)	85,294
Goodwill	168,491	17,347	140,020	(1)	325,858
Total other assets	283,421	55,928	101,439		440,788
Total assets	$720,614	$90,042	$124,532		$935,188

Liabilities and Stockholders' Equity / Members' Equity
Current Liabilities:
Accounts payable	$18,114	$3,602	$676	(1)(3)	$22,392
Other payables and accrued expenses	27,665	2,252	1,754	(1)(2)	31,671
Customer deposits	46,610	352	42	(1)	47,004
Note payable - floor plan	114,234	-	-		114,234
Current portion of operating lease liabilities	9,159	-	841	(4)	10,000
Current portion of long-term debt	11,366	17,726	(17,726)	(1)	11,366
Current portion of tax receivable agreeement liability	482	-	-		482
Total current liabilities	227,630	23,932	(14,413)		237,149
Long-term Liabilities:
Other long-term liabilities	14,991	298	(298)	(1)	14,991
Tax receivable agreement liability	39,622	-	-		39,622
Noncurrent operating lease liabilities	80,464	-	5,259	(4)	85,723
Long-term debt, net of current portion and unamortized debt issuance costs	103,074	23,925	171,575	(1)	298,574
Total Liabilities	465,781	48,155	162,123		676,059

Stockholders' Equity / Members Equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued and outstanding as of September 30, 2021	-	-	-		-
Class A common stock, $0.01 par value, 40,000,000 shares authorized, 13,276,538 shares issued and outstanding as of September 30, 2021	133	-	1	(1)	134
Class B common stock, $0.01 par value, 10,000,000 shares authorized, 1,819,112 shares issued and outstanding as of September 30, 2021	18	-	-		18
Members' equity	-	41,887	(41,887)	(1)	-
Additional paid-in capital	150,825	-	6,833	(1)	157,658
Retained earnings	74,952	-	(2,538)	(1)(2)(3)	72,414
Total stockholders' equity attributable to OneWater Marine Inc.	225,928	41,887	(37,591)		230,224
Equity attributable to non-controlling interests	28,905	-	-		28,905
Total stockholders' equity / members equity	254,833	41,887	(37,591)		259,129
Total liabilities and stockholders' equity / members' equity	$720,614	$90,042	$124,532		$935,188

ONEWATER MARINE INC. AND SUBSIDIARIES
UNAUDITED PROFORMA COMBINED STATEMENTS OF OPERATIONS
($ in thousands except per share data)

	OneWater Marine Inc. for the year ended September 30, 2021	T-H Marine Supplies LLC for the 12 months ended September 30, 2021	Pro Forma Adjustments		OneWater Marine Inc. Pro Forma as Adjusted for the 12 months ended September 30, 2021
Revenues
New Boat	872,680	-	-		872,680
Pre-owned boat	216,416	-	-		216,416
Finance & insurance income	42,668	-	-		42,668
Service, parts & other	96,442	93,376	-		189,818
Total revenues	1,228,206	93,376	-		1,321,582
Cost of sales (exclusive of depreciation and amoritization shown seperately below)
New Boat	661,764	-	-		661,764
Pre-owned boat	162,278	-	-		162,278
Service, parts & other	46,709	61,501	-		108,210
Total cost of sales	870,751	61,501	-		932,252
Selling, general and administrative expenses	199,049	19,325	-		218,374
Depreciation and amortization	5,411	3,367	-		8,778
Transaction costs	869	1,344	-		2,213
Change in fair value of contingent consideration	3,249	-	-		3,249
INCOME FROM OPERATIONS	148,877	7,839	-		156,716
Other expense (income)
Interest expense - floor plan	2,566	-	-		2,566
Interest expense - other	4,344	2,275	3,725	(6)(7)	10,344
Other (income) expense, net	(248)	312	(378)	(5)	(314)
Total other expense (income), net	6,662	2,587	3,347		12,596
Income before income tax expense	142,215	5,252	(3,347)		144,120
Income tax expense	25,802	-	402	(9)	26,204
Net income	116,413	5,252	(3,749)		117,916
Less: Net income attributable to non-controlling interests of One Water Marine Holdings, LLC	37,354	-	230	(8)	37,584
Net income attributable to OneWater Marine Inc.	$79,059	$5,252	$(3,979)		$80,332

Proforma weighted average shares of Class A common stock outstanding:
Basic	11,087	-	134	(10)	11,221
Diluted	11,359	-	134	(10)	11,493

Proforma income per Class A common stock per share:
Basic	$7.13				$7.16
Diluted	$6.96				$6.99

Notes to the Unaudited Pro Forma Combined Financial Information

NOTE 1 – Basis of presentation

The historical consolidated financial statements of OneWater have been adjusted in the pro forma combined financial statements to give effect to the acquisition of THMS, which was completed on November 30, 2021. Additionally, we have adjusted for pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable and (3) with respect to the pro forma combined statements of operations, expected to have a continuing impact on the combined results following the acquisition.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquiror for accounting purposes, OneWater has estimated the fair value of THMS’s assets acquired and liabilities assumed and conformed the accounting policies of THMS to its own accounting policies.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of THMS.

Note 2 – Preliminary purchase price allocation

OneWater has performed a preliminary analysis of the fair market value of THMS’s assets and liabilities. The following table summarizes the preliminary allocation of the purchase price as of the acquisition date (in thousands):

Accounts receivable, net	$8,955
Inventories	19,856
Prepaid expenses and other current assets	1,547
Property and equipment	3,896
Operating lease right-of-use assets	5,960
Goodwill	157,367
Accounts payable	3,876
Other payables and accrued expenses	1,870
Customer deposits	394
Operating lease liabilities	5,960
Total consideration	$185,481

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and income statement. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include changes in fair values of assets and liabilities and changes in allocations to intangible assets such as trade names, customer relationships and goodwill.

Note 3 – Term loan facility

The Company completed the acquisition of THMS for approximately $178.6 million in cash consideration and 133,531 shares of Class A common stock, par value $0.01 per share, of the Company, with a value of approximately $6.8 million. The Company financed the cash consideration by expanding its Term Loan facility by $200 million, net of $4.5 million in debt issuance costs. The Company’s variable interest rate on the Term Facility was 3.0% after the closing of the acquisition on November 30, 2021. As a result of the financing, the Company also increased its cash position by $16.9 million to be used for general corporate purposes.

Note 4 – Proforma adjustments to the Unaudited Pro Forma Combined Balance Sheet

1)	Reflects the following adjustments related to OneWater’s acquisition of THMS:
a.
Receipt of $195.5 million in proceeds, net of expenses for OneWater’s expansion of its credit facility, with $178.6 million used to fund the acquisition and $16.9 million available for general corporate purposes.

b.	To reflect the 133,531 shares of Class A common stock, par value $0.01 per share, of the Company, with a value of $6.8 million issued as part of the purchase price of THMS.
c.
Adjustment to account balances to reflect the preliminary purchase price allocation which has been used to prepare the transaction accounting adjustments in the pro forma balance sheet and income statement. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the transaction accounting adjustments.

2)	To record $2.1 million in transaction costs related to OneWater’s acquisition of THMS.
3)
Following the acquisition, the earnings of THMS will be subject to U.S. federal income taxes, in addition to state and local taxes, which will result in higher income taxes than during THMS history as a limited liability company. As a result, the corresponding pro forma adjustment establishes an income tax payable related to their income for the 12 months ended September 30, 2021, reflecting the tax status of OneWater subsequent to the acquisition.

4)	Reflects THMS adoption of ASC 842 which requires organizations to recognize right-of use assets and lease liabilities on the balance sheet and disclose key information about leasing arrangements.

Note 5 – Proforma adjustments to the Unaudited Pro Forma Combined Statements of Operations

5)	Reflects the elimination of a management agreement THMS had with its private equity sponsor.
6)	Reflects the elimination of the interest expense associated with debt on the balance sheet of THMS as of September 30, 2021, that was paid off in full as of the acquisition date.
7)	Reflects the addition of the interest expense at the Company’s current variable rate of 3% applied to the $200 million in incremental borrowings by OneWater to finance the acquisition.
8)
To allocate a portion of THMS pretax income to the non-controlling interests of One Water Marine Holdings LLC, net of an allocation to the non-controlling interest for the prorated amount of pro forma entries #5 through #7.

9)
Following the acquisition, the earnings of THMS will be subject to U.S. federal income taxes, in addition to state and local taxes, which will result in higher income taxes than during THMS history as a limited liability company. As a result, the corresponding pro forma adjustment establishes an income tax expense, reflecting the tax status of OneWater subsequent to the acquisition, related to their income for the 12 months ended September 30, 2021, and for the pro forma entries #5 through #8 noted above. The pro forma adjustment has been recorded at OneWater’s current statutory rate of 24.0%.

10)	To reflect the 133,531 shares of Class A common stock, par value $0.01 per share, of the Company, with a value of $6.8 million issued as part of the purchase price of THMS.